SEPARATION AND RELEASE AGREEMENT

I, Chris LeMasters, understand that my employment with Mirati Therapeutics, Inc. (the “Company”) is terminating effective January 3, 2020 (the “Separation Date”). The Company has agreed that in exchange for my promises and covenants in this Agreement, and provided that this Agreement becomes effective as specified below, the Company will provide me with the following severance benefits (the “Severance Benefits”) in full satisfaction of the Amendment to Letter Agreement between me and the Company dated December 19, 2016.

(1) an amount equivalent to twelve (12) months’ of my base salary as in effect on the Separation Date, subject to standard payroll deductions and withholdings, to be paid in a lump sum on the first regular payroll date of the Company following the Effective Date (as defined below) of this Agreement);

(2) provided I am eligible and have timely made any necessary elections pursuant to COBRA, the Company shall reimburse me for my payment of each monthly premium for continued health, dental, and vision coverage pursuant to COBRA until the earlier of (a) twelve (12) months following the Separation Date, (b) such time as I am eligible for coverage under a health, dental or vision insurance plan of a subsequent employer, and (c) the expiration of my eligibility for continuation coverage under COBRA. I understand I am required to notify the Company in writing immediately if I become eligible for a health, dental, or vision insurance plan of a subsequent employer. I understand that I am responsible for the entire amount of my COBRA premiums (subject to reimbursement for the above-referenced period of time). All COBRA reimbursement payments will be paid to me on the last day of each calendar month during the period that the Company makes premium reimbursement payments hereunder and are subject to my submission to the Company of appropriate documentation of my payment of such COBRA premium. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot reimburse me for COBRA payments without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide me with taxable payment(s) in an amount equal to the premium amount for my COBRA coverage during the time period that Company has agreed to reimburse me for my COBRA premium payments as set forth above; and

(3) notwithstanding anything to the contrary in the governing equity plan or applicable award agreement (together, the “Stock Agreements”) under which I was granted options to purchase shares of the Company common stock (the “Options”), the vesting and exercisability of all outstanding Options that are held by me as of immediately prior to the Separation Date, to the extent such Options are subject to time-based vesting requirements, shall be accelerated as if I had completed an additional twelve (12) months of service with the Company as of the Separation Date; provided, however, that the Options shall remain subject to all other terms of the Stock Agreements, except to the extent modified in this Agreement.

I understand that I am not entitled to the Severance Benefits unless I: (i) sign and return this Agreement to the Company on or within forty-five (45) days after the Separation Date; (ii) allow the releases contained herein to become effective; (iii) remain available after my Separation Date to answer any questions from the Company regarding my previous job duties; and (iv) comply with

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all of my legal and contractual obligations to the Company. I acknowledge that the Company will pay me all of my accrued salary and accrued and unused vacation earned through the Separation Date, regardless of whether I sign this Agreement. I acknowledge that, except as expressly provided in this Agreement, I am not owed any additional compensation, severance or benefits arising out of my employment with the Company after the date hereof. I understand that, except as expressly provided in this Agreement, vesting of my outstanding Options and any other equity awards covering Company common stock will cease on the Separation Date and my unvested shares shall terminate.  I understand that my Options, including my right to exercise any vested shares, are governed by the terms of the Stock Agreements.
In consideration for the Severance Benefits I am receiving under this Agreement that I am not otherwise entitled to receive: (1) I agree to hold in confidence the terms of Agreement; (2) I agree not to disparage the Company or its officers, directors, managers, members, partners, employees, vendors, affiliates, or agents in any manner likely to be harmful to its or their business, business reputation, or personal reputation; and (3) I hereby generally and completely release and discharge the Company and its subsidiaries, predecessors, successors, affiliated entities, and assigns and its and their respective officers, directors, managers, members, partners, employees, shareholders, affiliates and agents (collectively, the “Released Parties”), from any and all claims, liabilities, or obligations of every kind and nature, whether known or unknown, arising at any time prior to or at the time I sign this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to: all federal, state and local statutory and common law claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under or based on the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act (ERISA), the Age Discrimination in Employment Act of 1967 (ADEA), the Family and Medical Leave Act (FMLA), the Equal Pay Act, the Fair Credit Reporting Act (FCRA), the Worker Adjustment and Retraining Notification (WARN) Act, the National Labor Relations Act (NLRA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), the Genetic Information Nondiscrimination Act (GINA), the Immigration Reform and Control Act (IRCA), the California Fair Employment and Housing Act (FEHA), the California Family Rights Act (CFRA), the California Constitution, the California Business and Professions Code, and the California Labor Code (all as amended); all claims arising out of or in any way related to my employment and termination of my employment; all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation, sick leave, expense reimbursements, fringe benefits, paid time off, stock, stock options, or any other ownership or equity interests in the Company; and all claims for breach of contract or other promise, breach of the implied covenant of good faith and fair dealing, tort, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, wrongful termination, discharge in violation of public policy, or emotional distress.
The Released Claims do not include: (1) any rights which cannot be waived as a matter of law; (2) any claims arising from breach of this Agreement, or (3) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law. Nothing in this Agreement prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”).  I understand this Agreement does not limit my ability to communicate with any

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Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (1) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Agreement; (2) I should consult with an attorney prior to signing this Agreement; (3) I have forty-five (45) calendar days to consider this Agreement (although I may choose to voluntarily sign it sooner); (4) I have seven (7) calendar days following the date I sign this Agreement to revoke the ADEA Waiver; and (5) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after I sign this Agreement (the “Effective Date”). I further acknowledge that Company has provided me with the ADEA Disclosure information (under Title 29 U.S.C. Section 626(f)(1)(H)), attached as Exhibit B to this Agreement.
In releasing claims unknown to me at present, I am waiving all rights and benefits under the following provision of Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any domestic or international jurisdiction: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
I acknowledge and will abide by my continuing obligations, to the extent applicable, under the Employee Proprietary Information and Inventions Assignment Agreement that I executed with the Company (the “Confidentiality Agreement”), which is attached hereto as Exhibit A. Pursuant to the Confidentiality Agreement, I understand that I must not use or disclose any confidential or proprietary information of the Company. I agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges and keys); and any materials of any kind which contain or embody any proprietary information of the Company (and all reproductions thereof).
I hereby represent that: I have received all compensation and benefits owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.
The Severance Benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A of the Internal Revenue Code and any state law of similar effect (“Section 409A”), including those provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)) and each installment of severance benefits, if any, is a separate “payment” for

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purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). This Agreement will be construed to the greatest extent possible as exempt from Section 409A and any ambiguities herein shall be interpreted accordingly and, to the extent not so exempt, this Agreement will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly.
This Agreement, together with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein, and this Agreement supersedes any such promises or representations. This Agreement may only be modified by a writing signed by both me and a duly authorized officer of the Company.
I understand that, if I wish to accept the terms of this Agreement, then within forty-five (45) calendar days of my receipt of this Agreement, I must sign below and return the original to the Company. If I fail to return the fully signed Agreement within that timeframe, the Company’s offer contained herein will terminate.
Understood and Agreed:

January 7, 2020                By:     /s/ Chris LeMasters
Date                            Chris LeMasters

January 3, 2020                By:     /s/ Jenny Gizzi
Date                            Name: ______Jenny Gizzi_______________
Title: ____VP, Human Resources________                                 Mirati Therapeutics, Inc.

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Exhibit A – Copy of Confidentiality Agreement

(See attached copy of Employee Mirati Proprietary Information and Inventions Assignment Agreement)

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Exhibit B

ADEA DISCLOSURE
(UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H))

Confidentiality Provision:	The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.
1.    The following Mirati Therapeutics, Inc. (the “Company”) departments have been selected for the termination program: Senior Leadership Team
2.    Within the departments listed above, the following criteria were used to select employees who are eligible for the termination program: (a) the Company’s current and projected business and staffing needs; (b) cost-reduction goals; and (c) the Company’s assessment of employee skill sets, and experience. Not all criteria were used to make every selection.
3.    All eligible employees who have attained the age of forty (40) years or older will have up to forty-five (45) calendar days to review, consider, and accept the terms and conditions of the Company’s termination program, and seven (7) calendar days to revoke their acceptance of the such program, pursuant to the Age Discrimination in Employment Act of 1967, as amended.

Employees Eligible For The Termination Program
Job Title/Department	Age
Chief Business Officer - Executive Leadership Team	53 years
Chief Financial Officer – Executive Leadership Team	44 years
Sr. Vice President, Medical– Executive Leadership Team	62 years

EMPLOYEES NOT ELIGIBLE FOR THE TERMINATION PROGRAM (RETAINED EMPLOYEES)

Job Title/Department	Age
Chief Executive Officer - Executive Leadership Team	61 years
Chief Scientific Officer – Executive Leadership Team	51 years
Chief Medical Officer – Executive Leadership Team	57 years
Sr. Vice President, Technical Operations– Executive Leadership Team	53 years

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